EXECUTION

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

among

GOLDMAN SACHS MORTGAGE COMPANY,
as Assignor

GS MORTGAGE SECURITIES CORP.,
as Assignee

and

INDYMAC BANK, F.S.B.,
as Seller and Servicer

Dated as of
February 1, 2006

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (this “Assignment Agreement”) dated as of February 1, 2006, is among IndyMac Bank, F.S.B., as servicer and seller (the “Seller”), GS Mortgage Securities Corp., as assignee (the “Assignee”) and Goldman Sachs Mortgage Company, as assignor (the “Assignor”).

WHEREAS, the Assignor and the Seller have entered into a Servicing Agreement, dated as of February 1, 2004, as amended by Amendment No. 1 thereto dated as of June 1, 2004 and Amendment No. 2 thereto dated as of April 1, 2005 (collectively, the “February 2004 Servicing Agreement”) and an Amended and Restated Servicing Agreement, dated as of November 1, 2005 (the “November 2005 Servicing Agreement”) (each, a “Servicing Agreement” and together, the “Servicing Agreements”), pursuant to which the Seller agreed to service for the benefit of the Assignor certain mortgage loans listed on the mortgage loan schedule attached as an exhibit to each Purchase Confirmation (as defined in each Sale Agreement);

WHEREAS, the Assignor and the Seller have entered into that certain Master Mortgage Loan Purchase Agreement, dated as of February 1, 2004 as amended by Amendment No. 1 thereto dated as of December 1, 2004 (collectively, the “February 2004 Sale Agreement”) and an Amended and Restated Master Mortgage Loan Purchase Agreement, dated as of November 1, 2005 (the “November 2005 Sale Agreement”) (each, a “Sale Agreement” and together, the “Sale Agreements”), pursuant to which the Seller sold to the Assignor certain mortgage loans listed on the mortgage loan schedule attached as an exhibit to each Purchase Confirmation (as defined in each Sale Agreement);

WHEREAS, the Assignee has agreed on certain terms and conditions to purchase from the Assignor certain of the mortgage loans (the “Mortgage Loans”) which are subject to the provisions of the Servicing Agreements and the Sale Agreements and are listed on the mortgage loan schedule attached as Exhibit 1 hereto (the “Mortgage Loan Schedule”);

WHEREAS, the Assignor, the Assignee and the Servicer have agreed that the Servicer will service all of the Mortgage Loans under the November 2005 Servicing Agreement, and that all of the Mortgage Loans hereunder will be subject to the November 2005 Sale Agreement; and

WHEREAS, pursuant to a Master Servicing and Trust Agreement, dated as of February 1, 2006 (the “Trust Agreement”), among GS Mortgage Securities Corp., as depositor, U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, N.A., as master servicer (in such capacity, the “Master Servicer”) and securities administrator, JPMorgan Chase Bank, National Association, as a custodian (a “Custodian”) and Deutsche Bank National Trust Company, as a custodian (a “Custodian” and, together with JPMorgan Chase Bank, National Association, the “Custodians”), the Assignee will transfer the Mortgage Loans to the Trustee, together with the Assignee’s rights under the Servicing Agreement, to the extent relating to the Mortgage Loans, and together with the Assignee’s rights under the Sale Agreements, to the extent relating to the Mortgage Loans (other than the rights of the Assignor to indemnification thereunder).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.

Assignment and Assumption.

(a)

The Assignor hereby assigns to the Assignee all of its right, title and interest of Assignor, as Purchaser, in and to the Mortgage Loans and the Sale Agreements, to the extent relating to the Mortgage Loans (other than the rights of the Assignor to indemnification thereunder) and as Owner under the Servicing Agreements, but only to the extent relating to the Mortgage Loans.  The Assignee hereby assumes all of the Assignor’s obligations under the Sale Agreements and Servicing Agreements, to the extent relating to the Mortgage Loans, from and after February 1, 2006, and the Seller hereby acknowledges such assignment and assumption and hereby agrees to the release of the Assignor from any obligations under the Servicing Agreements from and after the date hereof, to the extent relating to the Mortgage Loans.

(b)

The Assignor represents and warrants to the Assignee that the Assignor has not taken any action which would serve to impair or encumber the Assignor’s ownership interest in the Mortgage Loans since the date of the Sale Agreements.

(c)

The Seller and the Assignor shall have the right to amend, modify or terminate the Sale Agreements and Servicing Agreements without the joinder of the Assignee with respect to mortgage loans not conveyed to the Assignee hereunder; provided, however, that such amendment, modification or termination shall not affect or be binding on the Assignee.

Section 2.

Accuracy of the Servicing Agreements and the Sale Agreements.

The Seller and the Assignor represent and warrant to the Assignee that (i) attached hereto as Exhibit 2 is a true, accurate and complete copy of the November 2005 Servicing Agreement, (iii) the Servicing Agreements are in full force and effect as of the date hereof, (iv) the Servicing Agreements have not been amended or modified in any respect and (v) no notice of termination has been given to the Seller under the Servicing Agreements.

The Seller and the Assignor represent and warrant to the Assignee that (i) attached hereto as Exhibit 3 is a true, accurate and complete copy of the November 2005 Sale Agreement, (iii) the Sale Agreements are in full force and effect as of the date hereof, (iv) the Sale Agreements have not been amended or modified in any respect and (v) no notice of termination has been given to the Seller under the Sale Agreements.

Section 3.

Recognition of Assignee.

From and after the date hereof, the Seller shall note the transfer of the Mortgage Loans to the Assignee in its books and records, shall recognize the Assignee as the owner of the Mortgage Loans and shall service the Mortgage Loans for the benefit of the Assignee pursuant to the November 2005 Sale Agreement and the November 2005 Servicing Agreement, the terms of which are incorporated herein by reference.  It is the intention of the Assignor, Seller and Assignee that the November 2005 Sale Agreement and the November 2005 Servicing Agreement shall be binding upon and inure to the benefit of the Seller and the Assignee and their successors and assigns.

Section 4.

Representations and Warranties of the Assignee.  The Assignee hereby represents and warrants to the Assignor as follows:

(a)

Decision to Purchase.  The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Assignor or the Seller other than those contained in the Sale Agreements, the Servicing Agreements or this Assignment Agreement.

(b)

Authority.  The Assignee hereto represents and warrants that it is duly and legally authorized to enter into this Assignment Agreement and to perform its obligations hereunder and under each Servicing Agreement.

(c)

Enforceability.  The Assignee hereto represents and warrants that this Assignment Agreement has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 5.

Representations and Warranties of the Seller.  The Seller warrants and represents to, and covenants with, the Assignor and Assignee that:

(a)

The Seller is not a natural person or a general partnership and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service and purchase the Mortgage Loans.

(b)

The Seller has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Seller’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Seller’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject. The execution, delivery and performance by the Seller of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of the Seller. This Assignment Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law.

(c)

No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby.

(d)

As of the date hereof, the Seller is not in default under the either of the Sale Agreements or either of the Servicing Agreements.

(e)

No event has occurred or has failed to occur, during the period commencing on the date on which the Assignor acquired the Mortgage Loans and ending on the date hereof, inclusive, which would make the representations and warranties set forth in Section 2.1 of either of the Servicing Agreements untrue if such representations and warranties were made effective as of the date hereof.

Section 6.

Representations and Warranties of the Assignor.  The Assignor hereby represents and warrants to the Assignee as of the date hereof, unless otherwise stated below, as follows:

(a)

Organization.  The Assignor has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York with full power and authority to enter into and perform its obligations under the Servicing Agreements and this Assignment Agreement.

(b)

Enforceability.  This Assignment Agreement has been duly executed and delivered by the Assignor, and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid, and binding agreement of the Assignor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)

No Consent.  The execution, delivery and performance by the Assignor of this Assignment Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof.

(d)

Authorization; No Breach.  The execution and delivery of this Assignment Agreement have been duly authorized by all necessary action on the part of the Assignor; neither the execution and delivery by the Assignor of this Assignment Agreement, nor the consummation by the Assignor of the transactions herein contemplated, nor compliance by the Assignor with the provisions hereof will conflict with or result in a breach of, or constitute a default under, any of the provisions of the governing documents of the Assignor or any law, governmental rule or regulation or any material judgment, decree or order binding on the Assignor or any of its properties, or any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Assignor is a party or by which it is bound.

(e)

Actions; Proceedings.  There are no actions, suits or proceedings pending or, to the knowledge of the Assignor, threatened, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Assignment Agreement or (B) with respect to any other matter that in the judgment of the Assignor will be determined adversely to the Assignor and will, if determined adversely to the Assignor, materially adversely affect its ability to perform its obligations under this Assignment Agreement.

(f)

Prior Assignments; Pledges.  As of February 24, 2006, except for the sale to the Assignee, the Assignor has not assigned or pledged any Mortgage Note or the related Mortgage or any interest or participation therein.

(g)

Releases.  As of February 24, 2006, the Assignor has not satisfied, canceled or subordinated in whole or in part, or rescinded any Mortgage, and the Assignor has not released the related Mortgaged Property from the lien of any Mortgage, in whole or in part, nor has the Assignor executed an instrument that would effect any such release, cancellation, subordination, or rescission.  The Assignor has not released any Mortgagor, in whole or in part, except in connection with an assumption agreement or other agreement approved by the related federal insurer, to the extent such approval was required.

(h)

Compliance with Applicable Laws.  As of February 24, 2006, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending or disclosure laws applicable to the Mortgage Loans have been complied with.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Properties and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(i)

No High Cost or Covered Loans.  As of February 24, 2006, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in Standard & Poor's Glossary) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

For the purposes of this Section 6(i) the following definitions shall apply:

Covered Loan:  A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor’s Glossary.

Home Loan:  A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor’s Glossary.

Standard & Poor’s Glossary:  The Standard & Poor’s LEVELS® Glossary, as may be in effect from time to time, which is now Version 5.6c Revised.

High Cost Loan:  A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost home,” “threshold,” “covered,” (excluding New Jersey “Covered Home Loans” as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor’s Glossary.  For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

(j)

Bring Down.  Nothing has occurred or failed to occur from and after the   applicable closing date set forth in either of the Sale Agreements to February 24, 2006 that would cause any of the representations and warranties relating to the Mortgage Loans set forth in Section 3.02 of the Sale Agreement to be incorrect in any material respects as of the date hereof as if made on the date hereof.

It is understood and agreed that the representations and warranties set forth in this Section 6 shall survive delivery of the respective Collateral File to the applicable Custodian and shall inure to the benefit of the Assignee and its assigns notwithstanding any restrictive or qualified endorsement or assignment.  Upon the discovery by the Assignor or the Assignee and its assigns of a breach of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties to this Assignment Agreement, and in no event later than two (2) Business Days from the date of such discovery.  It is understood and agreed that the obligations of the Assignor set forth in Section 7 to repurchase a Mortgage Loan constitute the sole remedies available to the Assignee and its assigns on their behalf respecting a breach of the representations and warranties contained in this Section 6.  It is further understood and agreed that the Assignor shall be deemed not to have made the representations and warranties in Section 6(k) with respect to, and to the extent of, representations and warranties made, as to the matters covered in Section 6(k), by the Seller in the applicable Sale Agreement (or any officer’s certificate delivered pursuant thereto).

It is understood and agreed that the Assignor has made no representations or warranties to the Assignee other than those contained in this Section 6, and no other affiliate of the Assignor has made any representations or warranties of any kind to the Assignee.

Section 7.

Repurchase of Mortgage Loans.

Upon discovery or notice of any breach by the Assignor of any representation, warranty or covenant under this Assignment Agreement that materially and adversely affects the value of any Mortgage Loan or the interest of the Assignee therein (it being understood that any such defect or breach shall be deemed to have materially and adversely affected the value of the related Mortgage Loan or the interest of the Assignee therein if the Assignee incurs a loss as a result of such defect or breach), the Assignee promptly shall request that the Assignor cure such breach and, if the Assignor does not cure such breach in all material respects within 60 days of the earlier of either discovery by the Assignor of such breach or from the date on which it is notified of the breach, the Assignee may enforce the Assignor’s obligation hereunder to purchase such Mortgage Loan from the Assignee at the Purchase Price (as defined in the Trust Agreement).  Notwithstanding the foregoing, however, if such breach is a Qualification Defect (as defined in the Sale Agreement), such cure or repurchase must take place within 60 days of discovery of such Qualification Defect.

In the event the Seller has breached a representation or warranty with respect to a Mortgage Loan under the applicable Sale Agreement that is substantially identical to a representation or warranty breached by the Assignor hereunder, the Assignee shall first proceed against the Seller.  If the Seller does not within 60 days after notification of the breach, take steps to cure such breach (which may include certifying to progress made and requesting an extension of the time to cure such breach, to the extent permitted under the applicable Sale Agreement) or repurchase the affected Mortgage Loan, the Assignee shall be entitled to enforce the obligations of the Assignor hereunder to cure such breach or to repurchase the Mortgage Loan from the Trust at the Purchase Price (each as defined in the Trust Agreement).  In such event, the Assignor shall succeed to the rights of the Assignee to enforce the obligations of the Seller to cure such breach or repurchase such Mortgage Loan under the terms of the applicable Sale Agreement.

In the event of a repurchase of any Mortgage Loan by the Assignor, the Assignee shall promptly deliver to the Assignor or its designee the related Collateral File and shall assign to the Assignor all of the Assignee’s rights under the applicable Sale Agreement and the applicable Servicing Agreement, but only insofar as the Sale Agreement and Servicing Agreement relate to such Mortgage Loan.

Except as specifically set forth herein, the Assignee shall have no responsibility to enforce any provision of this Assignment Agreement, to oversee compliance hereof or to take notice of any breach or default thereof.

Section 8.

Amendment to November 2005 Servicing Agreement.

In connection with the transfer of the Mortgage Loans hereunder, the Servicer agrees that, from and after the date hereof, each Mortgage Loan transferred hereunder will be subject to the applicable November 2005 Servicing Agreement, provided that, solely with respect to the Mortgage Loans transferred hereunder, the following modifications shall be made:

(a)

Section 5.4(a) of the November 2005 Servicing Agreement shall be amended by replacing “March 15” with “March 1”.

(b)

Section 5.5 of the Nnovember 2005 Servicing Agreement shall be amended by replacing “March 15” with “March 1”.

(c)

Section 8.2(a) of the November 2005 Servicing Agreement shall be amended to replace the language in the first sentence thereof with the following:

“Upon written notice, the Owner may, at its sole option, upon the occurrence of an Event of Default and in accordance with Section 7.1, terminate any rights the Servicer may have hereunder.”

For the avoidance of doubt, the Servicing Agreements are not hereby amended with respect to any other mortgage loans sold thereunder and shall remain in full force and effect in accordance with its terms with respect to such other mortgage loans.

Section 9.

Continuing Effect.

Except as contemplated hereby, the Servicing Agreements shall remain in full force and effect in accordance with their respective terms.

Section 10.

Governing Law.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.

Notices.

Any notices or other communications permitted or required hereunder or under the Servicing Agreements shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to:

(i)

in the case of the Seller,

IndyMac Bank, F.S.B.
3465 East Foothill Boulevard
Pasadena, California 91107
Attention:  Secondary Marketing

or such other address as may hereafter be furnished by the Seller,

(ii)

in the case of the Assignee,

GS Mortgage Securities Corp.
100 Second Avenue South
Suite 200 North
St. Petersburg, FL  33701
Attention:  Debbie Brown
Tel.:  (727) 825-3800
Fax:  (727) 825-3821

With a copy to:

GS Mortgage Securities Corp.
85 Broad Street
New York, New York  10004
Attention:  Anton Kuzmanov
Tel.:  (212) 357-4778
Fax:  (212) 902-3000

or such other address as may hereafter be furnished by the Assignee, and

(iii)

in the case of the Assignor,

Goldman Sachs Mortgage Company
100 Second Avenue South, Suite 200 North
St. Petersburg, FL  33701
Attention:  Debbie Brown
Tel.:  (727) 825-3800
Fax:  (727) 825-3821

With a copy to:

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attention:  Anton Kuzmanov
Tel.:  (212) 357-4778
Fax:  (212) 902-3000

or such other address as may hereafter be furnished by the Assignor.

Section 12.

Counterparts.

This Assignment Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

Section 13.

Definitions.

Any capitalized term used but not defined in this Assignment Agreement has the meaning assigned thereto in the related Servicing Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement the day and year first above written.

ASSIGNEE:
GS MORTGAGE SECURITIES CORP.

By:/s/Greg A. Finck
Name: Greg A. Finck
Title: Managing Director

ASSIGNOR:
GOLDMAN SACHS MORTGAGE COMPANY

By:

Goldman Sachs Real Estate Funding Corp.,

its General Partner

By:/s/ Greg A. Finck
Name: Greg A. Finck
Title: Managing Director

SELLER AND SERVICER:

INDYMAC BANK, F.S.B.

By:/s/ Andy Sciandra
Name: Andy Sciandra
Title: Senior Vice President

Secondary Marketing

EXHIBIT 1

Mortgage Loan Schedule

EXHIBIT 2

November 2005 Servicing Agreement

EXHIBIT 3

November 2005 Sale Agreement